UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 1, 2005

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street
San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 1, 2005, Sanmina-SCI UK Limited and Sanmina-SCI Hungary Electronics Limited Liability Company (each, a “Subsidiary”), each a wholly-owned subsidiary of Sanmina-SCI Corporation (the “Company”), each entered into a Committed Account Receivable Purchase Agreement (collectively, the “Receivables Agreements”) with Citibank International Plc (the “Bank”).  The Receivables Agreements have a term of one year and permit the Subsidiaries to sell specified accounts receivable to the Bank from time to time.  The covenants under the Company’s Credit and Guaranty Agreement, dated as of October 26, 2004, limit the amount of foreign accounts receivable that may be sold under factoring or similar arrangements, including the Receivables Agreements, to $200.0 million in aggregate face amount in any fiscal quarter.  The obligations of the Subsidiaries under the Receivables Agreements are guaranteed by the Company.  Each Subsidiary has provided a lien in favor of the Bank in the account in which the proceeds of the sold receivables are remitted.

The purchase price for a receivable under a Receivables Agreement is equal to 100% of its face amount less a discount charge (based on LIBOR plus a spread) for the period from the date the receivable is sold to its maturity date.  The Receivables Agreements provide for a commitment fee based on the unused portion of the facility.

So long as no bankruptcy event with respect to the account debtor then exists, the Bank may require a Subsidiary to repurchase receivables sold under the applicable Receivables Agreement if the account debtor fails to pay such account receivable by 28 days after it is due.  If a termination event under a Receivables Agreement occurs and continues unremedied or unwaived for 30 days, the Bank may terminate or suspend the applicable Subsidiary’s further ability to sell receivables under the agreement.  The termination events include nonpayment on the sold receivables, specified insolvency events with respect to the applicable Subsidiary or the account debtor, and the occurence of a material adverse change (as defined) with respect to the applicable Subsidiary or account debtor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: April 5, 2005	By:	/s/ DAVID L. WHITE
David L. White
Executive Vice President and Chief Financial Officer